Exhibit 10.4

EXECUTIVE COMPENSATION AGREEMENT

This Executive Compensation Agreement (the “Agreement”) is made and entered into effective as of March 13, 2009, by and between Discover Financial Services, a Delaware corporation (the “Company”), and the executive name below (the “Executive”).

WHEREAS, the Company, through the Compensation Committee of its Board of Directors (the “Committee”), has adopted the Discover Financial Services Change in Control Severance Policy (“Policy”) effective September 21, 2007, as amended; and

WHEREAS, the Company, through the Committee, also has made certain equity-based compensation awards to the Executive (the “Discover Awards”), and provides compensation and benefits through other plans, programs and arrangements (such plans, programs and arrangements are herein referred to collectively as the “Discover Plans”); and

WHEREAS, Morgan Stanley also has made certain equity-based compensation awards to the Executive, which were converted to Company equity-based awards in connection with the Company’s spin-off from Morgan Stanley (the “Morgan Stanley Awards” and together with the Discover Awards are referred to herein as the “Awards”), and provides compensation and benefits through other plans, programs and arrangements (such plans, programs and arrangements are herein referred to collectively as the “Morgan Stanley Plans” and together with the Discover Plans are referred to herein as the “Plans”); and

WHEREAS, the United States Department of the Treasury (the “UST”) has implemented and will implement various capital access programs for financial institutions under the Troubled Asset Relief Program (“TARP”) established by the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”); and

WHEREAS, EESA imposes certain requirements and conditions for institutions that wish to participate in the TARP, including the imposition of certain restrictions on executive compensation; and

WHEREAS, the UST has promulgated regulations on the application of these restrictions, and the UST retains the right to and may promulgate additional requirements and guidelines for institutions that wish to participate in the TARP; and

WHEREAS, the Company and the Executive believe that it is in the best interests of the Company to participate in the TARP in order to utilize a potential new source of capital that will provide the Company with economic benefits; and

WHEREAS, the Company and the Executive now consider it desirable to amend the Policy, Plans and Awards by this Agreement to qualify for participation in the TARP;

NOW THEREFORE, in consideration of the mutual promises herein made and for the benefits the Executive will receive as a result of the Company’s participation in the TARP, the sufficiency of which are expressly acknowledged, the Company and the Executive agree as follows:

1. During any period in which any obligation arising from financial assistance provided under the TARP remains outstanding, not including any period during which the Federal Government only holds warrants to purchase common stock of the Company (the “TARP Obligation Period”), notwithstanding any other provision of the Policy, Plans or Awards, to the contrary, the limitations and restrictions of Section 111 of EESA will apply to the Company and the Executive, and the Policy, Plans and Awards are hereby deemed amended by this Agreement.

2. During any TARP Obligation Period, the Executive hereby agrees and consents to take such actions as are necessary and appropriate to establish modifications, conditions, or other restrictions on the Executive’s compensation, including, without limitations, amendments of the Policy, Plans and Awards, in order to comply with Section 111 of EESA, its conforming regulations, and any other relevant requirements of EESA and the TARP (the “EESA Requirements”), including, without limitation, termination of the Policy, Plans, Awards, or other compensation arrangements, to the extent such action may reasonably be deemed necessary by the Company, in the opinion of its counsel, in order to so comply. Without limiting the application of the preceding sentence, the Executive hereby consents to the amendment of the Policy, Plans, and Awards, as they relate to the Executive, and the Executive formally waives any claims the Executive may otherwise have against the Company, its subsidiaries, affiliates, assigns or successors (including any officer or director thereof) relating to the amendment or any termination of the Policy, Plans, Awards, and other compensation arrangements.

3. The Executive hereby voluntarily waives any claim against the Company for any changes to the Executive’s compensation or benefits that are required to comply with the EESA Requirements. The Executive acknowledges that the EESA Requirements may impose modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that the Executive has with the Company or in which the Executive participates as they relate to the TARP Obligation Period.

4. If the Executive is required to reimburse, or the Company is required to withhold or “claw-back,” any bonus, retention award, or other compensation paid or payable to the Executive in order to comply with Section 111 of EESA, the Company will indemnify the Executive for reasonable legal fees incurred in connection with any challenge to the UST’s claims and will reimburse the Executive’s reasonable expenses incurred in the filing of amended or other tax returns as may be necessary in connection with such reimbursement, withholding or claw-back, in each case subject to the same terms and conditions for the indemnification of officers as apply under the Company’s by-laws; in each case, provided that the specific provisions of the financial statements, statements of earnings, revenues, gains, or other performance metrics or criteria that resulted in the clawback requirement was not caused, directly or indirectly, by the Executive’s misconduct or gross negligence.

5. Any deemed amendment of the Policy, Plans and Awards will only apply to the Executive during a TARP Obligation Period, will only apply to the minimum extent necessary to comply with the EESA Requirements, and will automatically lapse as to the Executive and the Company on the close of business on the day on which any obligation arising from financial assistance provided under the TARP ceases to be outstanding.

6. If any portion of this Agreement is found to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and effect. This Agreement shall constitute the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior or contemporaneous representations and agreements related thereto.

7. This Agreement will be governed by Illinois law.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date indicated above.

DISCOVER FINANCIAL SERVICES	EXECUTIVE

By:	By:

Its:	Print Name: